EXHIBIT 4.1

AMENDMENT NO. 1 TO RIGHTS AGREEMENT
This Amendment No. 1 (this “Amendment”), is entered into as of August 13, 2013, to amend that certain Rights Agreement, dated as of August 31, 2012 (the “Rights Agreement”), between A. M. Castle & Co., a Maryland corporation (the “Company”), and American Stock Transfer & Trust Company, LLC, a limited liability trust company organized under the laws of the State of New York (the “Rights Agent”).
WHEREAS, on August 13, the Board of Directors of the Company (the “Board”) determined it is in the best interests of the Company and its stockholders to amend the Rights Agreement on the terms set forth herein; and
WHEREAS, in accordance with Section 27 of the Rights Agreement, the Company, by action of the Board, may from time to time supplement or amend the Rights Agreement in a writing signed by the Company and the Rights Agent.
NOW, THEREFORE, the Company and the Rights Agent agree as follows:
1.Section 7(a) of the Rights Agreement is hereby amended and restated in its entirety as follows:
(a) Subject to Sections 7(e) and 9(c) hereof, prior to (i) the Close of Business on August 30, 2014 (the “Final Expiration Date”), or (ii) the time at which the Rights are redeemed as provided in Section 23 hereof or (iii) the time at which the Rights are exchanged as provided in Section 11(c) hereof (the earlier of (i), (ii), and (iii) being the “Expiration Date”), the registered holder of any Right Certificate may exercise the Rights evidenced thereby in whole or in part at any time after the Distribution Date (except as provided herein) upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the principal corporate trust office of the Rights Agent, together with payment of the Purchase Price for each share of Preferred Stock as to which the Rights are exercised.

2.	All references to “August 30, 2013” in Exhibits B and C to the Rights Agreement shall be deemed to have been modified to be references to “August 30, 2014”.

3.	Except as otherwise set forth herein, the Rights Agreement and the exhibits thereto shall remain in full force and effect in all respects without any modification.

4.
This Amendment shall be deemed to be a contract made under the laws of the State of Maryland and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

5.
This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but on and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date and year first above written.

Attest:		A. M. CASTLE & CO.

By:	/s/ Robert J. Perna	By:	/s/ Scott F. Stephens
	Name: Robert J. Perna		Name: Scott F. Stephens
	Title: VP, General Counsel & Secretary		Title: VP, Finance and CFO

Attest:		AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:	/s/ Leicia Savinetti	By:	/s/ Paula Caroppoll
	Name: Leicia Savinetti		Name: Paula Caroppoll
	Title: Relationship Manager, VP		Title: Senior Vice President

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